Exhibit 2.1

FOURTH ADDENDUM TO THE

BUSINESS COMBINATION AGREEMENT

This Fourth Addendum to the Business Combination Agreement dated as of February 1, 2024 (this “Fourth Addendum”), is entered into by and among Cetus Capital Acquisition Corp., a Delaware corporation (“SPAC”), MKD Technology Inc., a Taiwan corporation with registration number 28408583 (the “Company”), MKDWELL Limited, a company incorporated in the British Virgin Islands with BVI Company Number: 2121160 (“MKD BVI”), MKDWELL Tech Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2128871, MKDMerger1 Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2129350, MKDMerger2 Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2129349, and Ming-Chia Huang, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”).

WHEREAS, SPAC, the Company, MKD BVI and the Shareholders’ Representative have entered into a Business Combination Agreement dated June 20, 2023 (as amended by that certain First Addendum to the Business Combination Agreement dated as of July 31, 2023, that certain Second Addendum to the Business Combination Agreement dated as of August 10, 2023, and that certain Third Addendum to the Business Combination Agreement dated as of November 19, 2023, the “Business Combination Agreement”); and

WHEREAS, the parties to the Business Combination Agreement desire to enter into this Fourth Addendum to amend the Business Combination Agreement to change the Outside Date from February 1, 2024 to April 30, 2024, as well as clarify the tax treatment of the transactions contemplated by the Business Combination Agreement and enable Pubco to engage consultants and engage in a capital raising transaction.

NOW THEREFORE, the parties, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows. Capitalized terms not defined herein shall have the same meanings as assigned in the Business Combination Agreement.

Section 1. Amendment to Section 10.01(b). Section 10.01(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced in its entirety with the following:

“(b) by SPAC or the Company, if the Closing has not occurred on or before April 30, 2024 (the “Outside Date”), unless the absence of such occurrence shall be due to the failure of SPAC, on the one hand, or any Company Party, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date; or”

Section 2. Tax Treatment. Notwithstanding the parties’ original intended tax treatment set forth in the Business Combination Agreement, MKD BVI was unable to acquire at least 80% of the issued and outstanding ordinary shares of the Company. Therefore, notwithstanding anything to the contrary in the Business Combination Agreement, the parties hereto acknowledge and agree that (i) the transactions contemplated in the Business Combination Agreement are intended to constitute a single exchange transaction under Section 351 of the Code and (ii) Section 367(a) of the Code will apply to the SPAC Merger such that certain U.S. persons that receive Pubco Ordinary Shares in exchange for SPAC Common Stock will be required to recognize gain realized, if any, in connection with the SPAC Merger (the “Modified Tax Treatment”). Furthermore, all references to the “Intended Tax Treatment” in the Business Combination Agreement shall instead be replaced by the term “Modified Tax Treatment” as defined herein.

Section 3. Issuance of Securities by Pubco. Notwithstanding anything to the contrary in the Business Combination Agreement, the parties hereto agree that Pubco and MKD BVI shall each have the right and power to enter into any agreement with any potential investors, consultant, broker dealer, investment bank or financial adviser, for any purpose related to the Business Combination, and Pubco may enter into transactions pursuant to which Pubco may issue new ordinary shares, provided that the purchaser or holders of the issued shares are not considered to be a “related party” in relation to Pubco pursuant to Item 404 of Regulation S-K (17 CFR 229.404).

Section 4. Miscellaneous.

(a) This Fourth Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Fourth Addendum delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Fourth Addendum.

(b) In the event of any conflict between the terms of this Fourth Addendum and the terms of the Business Combination Agreement, the terms of this Fourth Addendum shall prevail. To the extent not inconsistent with this Fourth Addendum, the terms of the Business Combination Agreement shall remain in full force and effect.

(c) Section 12.06 of the Business Combination Agreement relating to the governing law, jurisdiction, and waiver of jury trial shall apply to this Fourth Addendum.

(d) Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Fourth Addendum to the Business Combination Agreement as of the date first written above.

MKDWELL TECH INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

CETUS CAPITAL ACQUISITION CORP.

By:	/s/ Chung-Yi Sun
Name:	Chung-Yi Sun
Title:	CEO & President

MKD TECHNOLOGY INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer

MKDWELL LIMITED

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Director

MKDMERGER1 INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

MKDMERGER2 INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

/s/ Ming-Chia Huang
Ming-Chia Huang (in his capacity as the Shareholders’ Representative)

[Signature page to the Fourth Addendum to the Business Combination Agreement]